Exhibit 10.42

May 28, 2004

Mr. Thomas K. Linton

Lake Forrest, IL

Dear Thomas:

In connection with the closing of the transactions contemplated by the Stock Purchase Agreement, dated as of May 28, 2004, by and among BWAY Corporation, a Delaware corporation (“BWAY”), North America Packaging Corporation, a Delaware corporation (“NAMPAC”), and MVOC, LLC, a Delaware limited liability company (the “Purchase Agreement”), we are pleased to extend the following offer of continued employment.

POSITION:	President & Chief Operating Officer—NAMPAC Division

EFFECTIVE DATE:	Upon Closing (as defined in the Purchase Agreement)

REPORTS TO:	Jean-Pierre Ergas, Chief Executive Officer of BWAY

BASE SALARY:	$25,000.00 Monthly ($300,000 Annually)

BONUS PROGRAM:	You will be eligible to participate in BWAY’s cash incentive plan pending Board of Directors approval. Upon approval you will be eligible to receive a target bonus of 45% of your base salary. Payout of the plan is predicated upon achieving certain business goals and your compliance with the requirements of the plan; however, for fiscal 2004 you shall receive a minimum guaranteed payout of the target bonus ($135,000). Participation in the plan does not constitute an employment contract nor a guarantee of employment.

LONG-TERM INCENTIVES:	You will be eligible to participate in the BCO Holding Company Stock Incentive Plan pending Board of Directors approval. Upon approval, your grant under the plan will be communicated to you separately.

PERFORMANCE AND WAGE REVIEW:	Pending satisfactory and continued employment, you will be eligible for a performance review and merit increase each year, on or about the anniversary date of this contract.

BUSINESS EXPENSES:	You will be reimbursed for all allowable expenses per BWAY policy.

SEVERANCE:	Should BWAY terminate your employment for reasons other than performance or cause you will be entitled to severance benefits including any accrued and unpaid bonus through the date of termination, and twelve (12) month’s base salary continuation, health and dental benefits, and executive outplacement services.

CHANGE OF CONTROL:	In the event following October 2, 2004, that more than fifty (50%) of the business is sold to another controlling interest and that interest elects to terminate your employment within six (6) months of such change of control, you will be entitled to receive a lump sum payment equal to the sum of: two (2) times your annual base salary in effect as of the date of the change in control and one (1) times your target incentive bonus in effect as of the date of change in control, provided that you are not terminated for performance or cause. In addition to the payment described in the preceding sentence you will also receive continued health and dental benefits, for a period of twenty-four (24) months and executive outplacement services. The payment and benefits described in this Change of Control provision shall be in lieu of any payments or benefits stated above in the Severance provision. The payment hereunder will be reduced if it results in any payments being “excess parachute payments” within the meaning of the “golden parachute” excise tax rules (taking into account any other amounts that may become payable).

VACATION:	You will be granted four (4) weeks (160 hours) annual vacation leave until each time as your accrued but unused vacation time exceeds the four week benefit level. NAMPAC does not roll-over unused annual vacation leave from year to year except in those states where carryover is required by law.

NON-COMPETITION:	For a period of two (2) years from and after any termination of your employment, you shall not, nor shall you permit any of your affiliates to, directly or indirectly engage in any business, act as a consultant to, or acquire an interest in any person, in each case which develops, manufacturers, distributes, sells or markets at any time during such two-year period, any metal or rigid plastic container, or component part thereof.

NON-SOLICITATION:	For a period of two (2) years from and after any termination of your employment, you shall not, and shall not permit any of your affiliates, to solicit any officer or employee to leave the employment of NAMPAC or BWAY, in any way interfere with the relationship between any such person and such entity or hire such person, provided that if such officer or employee is not, and has not been an employee of the NAMPAC or BWAY for a period of six (6) months prior to such proposed solicitation, you may solicit the employment of and hire such officer or employee.

North America Packaging Corporation currently offers a number of competitive employee benefits all of which are subject to change. From time to time at the Company’s sole discretion and/or subject to prevailing local, state or federal law changes are made.

The terms and continued employment described in this letter are contingent upon the closing of the transactions contemplated in the Purchase Agreement and superceded all prior offers and agreements. If the Purchase Agreement terminates without closing, this offer shall be null and void and neither you nor NAMPAC or BWAY will have any right or obligations hereunder. This offer should not be construed as an employment contract or a guarantee of employment. Thomas, I hope the above covers any questions you may have. Please feel free call me should you have any concerns not addressed in this letter.

Please sign, date and return this offer letter no later than May 28, 2004.

Sincerely,

/s/ Jean-Pierre Ergas
Jean-Pierre Ergas Chairman and Chief Executive Officer

ACCEPTED:

/s/ Thomas K. Linton
Thomas K. Linton

Date: 5/27/04